Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Norfolk Southern Corporation:

We consent to the incorporation by reference in Registration Statements Nos. 33-52031, 333‑71321, 333-60722, 333-100936 and 333-109069 on Form S-8 and 333-119398 on Form S-3 of Norfolk Southern Corporation of our reports dated February 28, 2005, with respect to the consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of Norfolk Southern Corporation.   Our report on the consolidated financial statements and related financial statement schedule refers to the adoption by Norfolk Southern Corporation of Financial Accounting Standards Board Statement No. 143, Accounting for Asset Retirement Obligations, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities.

/s/ KPMG LLP

Norfolk , Virginia

February 28, 2005